Exhibit 99.1

Kopin Reports Third Quarter 2008 Financial Results

  Total Revenues Increase to a Quarterly Record $30.7 Million
  Higher-Value Applications Drive 1600-Basis Point Improvement in Gross Margin
  Company Posts Operating Income of $3.2 Million and Net Income of $1.5 Million
  $92.0 Million of Cash and Marketable Securities with No Long-term Debt
  Company Affirms 2008 Guidance of Revenues in the Range of $105 Million to $115 Million

TAUNTON, Mass.--(BUSINESS WIRE)--October 30, 2008--Kopin Corporation (NASDAQ: KOPN) today announced financial results for the third quarter and nine months ended September 27, 2008.

“Despite a challenging macroeconomic climate, we reported the highest quarterly revenue in our history and strong quarterly net income,” said Kopin President and Chief Executive Officer Dr. John C.C. Fan. “Revenue from display products for military applications more than doubled year-over-year in the third quarter, reflecting our participation in many U.S. military programs. We expect to generate strong revenue in this category in the fourth quarter, and in 2009, as we increase shipments for the TWS II (Thermal Weapon Sight II) and TWS Bridge programs and begin shipments for the ENVG (Enhanced Night Vision Goggle) program.

“Our III-V product line remained a steady contributor during the quarter,” Dr. Fan said. “Among our wireless circuit partners, we have seen a continued migration toward InGaP (indium gallium phosphide) power amplifiers to handle the performance demands of today’s wireless handsets and mobile devices. We introduced our first InGaP HBTs a decade ago, and our deep expertise only solidifies our competitive advantage as the market transitions toward this technology.”

Financial Highlights

Total revenues for the third quarter of 2008 increased 5% to $30.7 million from $29.2 million for the comparable period of 2007. For the nine months ended September 27, 2008, total revenues increased approximately 24% to $85.7 million from $69.2 million for the same period of 2007.

Display revenue for the third quarter of 2008 increased 4% to $18.9 million from $18.1 million for the third quarter of 2007, while III-V revenue increased 6% to $11.8 million from $11.1 million in the same period of 2007. For the nine months ended September 27, 2008, display revenue increased 31% to $49.6 million from $37.8 million for the same period of 2007. Revenue from III-V products increased approximately 15% to $36.1 million through the first nine months of 2008 from $31.4 million for the comparable period of 2007.

“We continued to deliver solid margin enhancement in the third quarter,” Dr. Fan said. “Our gross margin increased by more than 1600 basis points to 33.8%, and we generated operating income of $3.2 million, up more than 575% from the same period in 2007. These accomplishments resulted principally from our strategy of focusing on military products and other applications where the power of our display technology is a significant differentiator that yields higher margins.”

The following table reflects Kopin’s strategic initiative to focus on increasing sales of higher-margin products and to de-emphasize sales of low-end consumer electronics:

($ in millions)	Three Months Ended		Nine Months Ended
	Sept. 27, 2008	Sept. 29, 2007	Sept. 27, 2008	Sept. 29, 2007
Military Applications	$10.5	$4.4	$24.5	$10.9
Consumer Electronics Applications	4.8	10.0	14.8	20.6
Eyewear Applications	2.4	2.3	5.7	4.4
Research & Development	1.2	1.4	4.6	1.9
Total	$18.9	$18.1	$49.6	$37.8

Kopin reported net income for the third quarter of 2008 of $1.5 million, or $0.02 per diluted share, compared with a net loss of $0.4 million, or $0.01 per share, for the third quarter of 2007. Net income for the third quarter of 2008 included the following significant non-cash items:

  Kenet, a company in which Kopin owned an equity investment, was sold for cash shortly after the end of the third quarter, and Kopin recorded a loss of approximately $2.0 million as a result of this transaction.
  Kopin recorded an impairment charge of approximately $0.5 million on corporate debt securities
  Kopin recorded approximately $1.2 million of gains related to foreign currency fluctuations

Net income for the nine months ended September 27, 2008 was $0.8 million, or $0.01 per share, compared with a net loss of $6.8 million, or $0.10 per share, for the same period of 2007. Significant non-cash items for the nine months ended September 27, 2008 included: a loss of $2.7 million associated with the sale of the Company’s Kenet investment; the impairment charge of $0.5 million related to corporate debt securities and $1.9 million of gains related to foreign currency fluctuations.

As of September 27, 2008, cash and marketable securities totaled $92.0 million and the Company had no long-term debt.

Business Outlook

“We begin the fourth quarter in a strong operational and financial position,” Dr. Fan said. “While the macroeconomic environment is unsettled, we believe our strong liquidity and our experience in managing through previous periods of financial contraction will enable us to succeed. With our technical skill, differentiated products, manufacturing expertise and emphasis on higher-value applications, we are focused on continuing to improve our product mix, generate higher margins and drive revenue growth. For full-year 2008, Kopin remains on pace to achieve our revenue guidance of $105 million to $115 million.”

Third-Quarter Conference Call

In conjunction with its third-quarter 2008 financial results, Kopin will host a teleconference call for investors and analysts at 5:00 p.m. ET today. To hear the conference call, please dial (877) 407-5790 (U.S. and Canada) or (201) 689-8328 (International). The call will also be available as a live and archived audio webcast on the "Investors" section of the Kopin website, www.kopin.com.

About Kopin

Kopin Corporation produces lightweight, power-efficient, ultra-small liquid crystal displays and III-V products, including heterojunction bipolar transistors (HBTs), that are revolutionizing the way people around the world see, hear and communicate. Kopin has shipped more than 20 million displays for a range of consumer and military applications including digital cameras, personal video eyewear, camcorders, thermal weapon sights and night vision systems. The Company's HBTs, which help to enhance battery life, talk time and signal clarity, have been integrated into billions of wireless handsets as well as into WiFi, VoIP and high-speed Internet data transmission systems. Kopin's proprietary display and III-V technologies are protected by more than 200 global patents and patents pending. For more information, please visit Kopin's website at www.kopin.com.

CyberDisplay and The NanoSemiconductor Company are trademarks of Kopin Corporation.

Kopin – The NanoSemiconductor Company™

Safe Harbor Statement

Statements in this news release may be considered “forward-looking” statements under the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These include statements relating to Kopin’s expectation of strong revenue from military programs in the fourth quarter, and in 2009, as the Company increases shipments for the TWS II (Thermal Weapon Sight II) and TWS Bridge programs and begin shipments for the ENVG (Enhanced Night Vision Goggle) program; and the Company’s full-year 2008 revenue guidance of $105 million to $115 million. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, manufacturing, marketing or other issues that may prevent either the adoption or rapid acceptance of products; competitive products and pricing; the risk that new product initiatives and other research and development efforts may not be successful; the loss of significant customers; the potential that costs to produce the Company’s microdisplay and HBT products will increase significantly, or that yields will decline; the potential that the Company’s revenue guidance and product forecasts will turn out to be wrong; the potential that military programs involving Kopin’s products will be delayed or cancelled; the potential that the Company’s military and commercial customers might be unable to ramp production volumes of their products; market acceptance of video eyewear, military systems, cellular phones or other products in which Kopin’s products are integrated; manufacturing delays, technical issues, economic conditions or external factors that may prevent the Company from achieving its financial guidance; potential claims or liability that could arise as a result of the Company’s restatement of its financial statements; potential additional write-downs of the Company’s equity investment; additional charges related to the Company’s investment in KTC; and other risk factors and cautionary statements listed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the 12 months ended December 29, 2007, and the Company’s subsequent filings with the Securities and Exchange Commission. You should not place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances occurring after the date of this report.

(Financial statements follow)

Kopin Corporation
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended

	September 27, 2008	September 29, 2007	September 27, 2008	September 29, 2007

Revenues:
Product revenues	$29,340,077	$27,623,349	$80,507,309	$66,778,337
Research and development revenues	1,368,455	1,597,158	5,205,865	2,441,680
	30,708,532	29,220,507	85,713,174	69,220,017
Expenses:
Cost of product revenues	19,415,672	22,654,347	58,423,275	56,694,806
Research and development	4,067,830	2,994,122	12,854,308	8,165,772
Selling, general and administrative	4,006,348	4,249,112	12,904,328	13,621,303
	27,489,850	29,897,581	84,181,911	78,481,881

Income (loss) from operations	3,218,682	(677,074)	1,531,263	(9,261,864)
Other income and (expense):
Interest and other income	1,884,146	1,077,928	4,512,235	3,418,220
Interest and other expense	(2,539,638)	(8,837)	(3,257,780)	(52,518)
	(655,492)	1,069,091	1,254,455	3,365,702

Income (loss) before income taxes, minority interest in income of subsidiary and equity loss in unconsolidated affiliates	2,563,190	392,017	2,785,718	(5,896,162)

Provision for income taxes	(390,000)	(418,349)	(809,000)	(508,707)

Income (loss) before minority interest in income of subsidiary and equity loss in unconsolidated affiliates	2,173,190	(26,332)	1,976,718	(6,404,869)

Minority interest in income of subsidiary	(235,154)	(247,199)	(596,799)	(232,661)
Equity loss in unconsolidated affiliates	(439,736)	(113,637)	(605,637)	(200,078)

Net income (loss)	$1,498,300	$(387,168)	$774,282	$(6,837,608)

Net income (loss) per share:
Basic	$0.02	$(0.01)	$0.01	$(0.10)
Diluted	$0.02	$(0.01)	$0.01	$(0.10)

Weighted average number of common shares outstanding:
Basic	67,774,347	67,547,233	67,749,273	67,513,821
Diluted	68,528,182	67,547,233	68,002,211	67,513,821

Kopin Corporation
Condensed Consolidated Balance Sheets
(Unaudited)

	September 27,	December 29,
	2008	2007
ASSETS
Current assets:
Cash and marketable securities	$91,968,244	$93,304,317
Accounts receivable, net	20,564,339	15,127,408
Inventory	13,987,264	16,732,060
Prepaid and other current assets	2,385,798	1,981,958
Notes receivable from unconsolidated affiliates	1,510,677	-

Total current assets	130,416,322	127,145,743

Equipment and improvements, net	20,577,427	21,927,061
Other assets	9,301,579	11,981,173

Total assets	$160,295,328	$161,053,977

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$9,980,080	$12,379,831
Accrued expenses	7,376,494	6,660,720
Billings in excess of revenue earned	2,600,378	173,851

Total current liabilities	19,956,952	19,214,402

Asset retirement obligation	857,923	805,797
Minority interest	3,084,449	3,549,369
Stockholders' equity	136,396,004	137,484,409

Total liabilities and stockholders' equity	$160,295,328	$161,053,977

CONTACT:
Kopin Corporation
Richard Sneider, 508-824-6696
Chief Financial Officer
Richard_Sneider@kopin.com
or
Sharon Merrill Associates, Inc.
Scott Solomon, 617-542-5300
Vice President
ssolomon@investorrelations.com